Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 8 August 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Diageo plc’s Annual Report on Form 20-F for the year ended 30 June 2017. We also consent to the reference to us under the heading “Historical information” in Diageo plc’s Annual Report on Form 20-F for the year ended 30 June 2017, which is incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

16 February 2018